Exhibit 13.2

Meet Collective Wisdom Technologies!

C.W.T. will offer technology-enabled solutions that leverage the ‘wisdom of the crowd’ starting with what we believe will be an effective new way to evaluate seed-stage companies. Our approach will rely on the collective opinion of a group of qualified individuals, rather than that of a single expert.

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Most venture capital firms use small, homogenous investment committees to allocate funds. This sense of sameness often leads to a herd mentality, so VCs tend to move together in the same direction rather than looking at their independent analyses of a startup’s fundamentals. Maybe that’s why only about one in ten investments actually lead to successful exits and the average internal rate of return is an uninspiring eleven percent.

We believe we can do better!

What if a wide array of people, including professionals and accredited investors, brought their unique backgrounds and perspectives into one voting system to evaluate and rate startups? What if, instead of a monolithic herd, we brought together a broad, varied crowd? How could that benefit startup teams and seed funders alike?

One clue is the success of crowdfunding platform SeedInvest, which reports an I.R.R. that’s one-and-a-half times as high as that of conventional venture capital investment committees.

But why stop there? At C.W.T., we could achieve even better returns by using a proprietary voting process. Then we would provide founders with access to a library of development tools and introduce them to a community that supports them through their challenges.

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The first of those challenges is raising capital. Startups face long funding cycles -- if they can get funded at all.

This situation is just as bad for investors, who have limited access to the top funds and often poor-quality deal flow. Another grumble investors have expressed to us is that they would like more input into investing decisions. Even if they do get to have their say, though, investors we’ve spoken with are even more irritated by the high fees charged by V.C. firms.

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Which brings us to Collective Wisdom Technologies, the platform that will connect investors as an informed crowd – one that is uniquely suited to making complex decisions with greater speed, efficiency and expertise than possible using legacy funding models.

Applicants will go through a five-stage process to introduce them to investors, cultivate the promising, and fund the very best.

•	Step One: A startup founder will submit an application, which is then thoroughly vetted for completeness.

•	Step Two: The founder then becomes a candidate in a semi-monthly voting process that involves an array of highly informed mentors and service providers, as well as funders.

•	Step Three: In the first of two voting rounds in a cycle, the Top Ten contenders will be awarded ten thousand dollars each and given one week with mentors to revise their materials.

•	Step Four: In the second voting round, the Top Ten will be narrowed down to the Top Three on a live Deadline Day show that reviews the candidates. Voters can opt-in to act as mentors, be service providers, or join an investor pool, which is ordered by the time they voted, numbers of shares they hold, and how much they would like to invest.

•	Step Five: Assuming we raise at least ten million dollars, the Top Three will get funded by C.W.T. and the accredited investors that opt-in to co-invest with us in the startup. A key feature of C.W.T. is that, when shareholders invest in the startups, they will not be hit with a two percent management fee, twenty percent carried interest, or capital calls. This means higher bottom-line returns. Also, each of the chosen startups will be awarded at least two hundred fifty-thousand dollars in funding – a proposition unique to C.W.T. that’s bound to generate buzz among the maker community.

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To learn more about Collective Wisdom Technologies and how you can add your insights to the wisdom of the crowd, contact us at info@collectivewt.com

Thanks for your interest in Collective Wisdom Technologies. Let’s find that next unicorn -- together!

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